Exhibit 99.1

234 Ninth Avenue North Seattle, WA 98109	T 206-624-3357 F 206-624-6857 www.jonessoda.com

NEWS RELEASE

JONES SODA CO. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS
Sales Increase 63% to $5.8 million
11TH Consecutive Quarter of Sales Growth
Gross Margin Increases 490 Basis Points to 41%

November 2, 2000	Trading Symbol:	CDNX: JSD

    Seattle, Washington U.S.A.—Jones Soda Co. (the "Company" or "Urban"), today announced financial results for the third quarter ended September 30, 2000. Effective December 31, 1999, the Company became a U.S. reporting entity and therefore all financial statements are now being reported in U.S. dollars and in accordance with U.S. G.A.A.P.

    Net sales for the third quarter of fiscal 2000 increased 63% to $5,769,849 from $3,543,019 for the third quarter of fiscal 1999. Net income increased to $3,067,968, or $0.17 per diluted share during the quarter due to settlement of litigation, offset by operating losses, versus a net income of $30,333 or $0.01 per diluted share for the same period last year. On September 28, 2000, Jones Soda Co. announced that litigation against a former ingredient supplier had been settled with the signing of a Settlement Agreement and the payment of CDN$6.75 million to Jones Soda Co.

    For the nine months ended September 30, 2000, net sales rose 62% to $14,930,801 versus $9,242,073 for the same period last year. The Company reported a net income of $2,939,638 or $0.16 per diluted share, during the first nine months of fiscal 2000 versus a net loss of $(172,579), or $(0.01) per diluted share for the corresponding period last year.

    Gross margin improved 490 basis points during the quarter to 41.0% versus 36.1% for the same period last year. The gross margin expansion was primarily driven by higher volume efficiencies and renegotiated supplier contracts. Operating expenses as a percentage of sales were 62.1% compared to 36.1% for the third quarter of fiscal 1999, due to increased promotion and selling expenses as well as expenses related to the settlement of litigation. The Company also incurred some one-time operating expenses associated with distributor incentive programs, listing fees, launching Whoopass and new Jones Soda flavors, as well as final development costs associated with myjones.com, which negatively impacted the operating expense margin.

    Peter van Stolk, President & C.E.O. commented, "These results represent our 11th consecutive quarter of strong sales gains and significant gross margin expansion. Our top line growth was fueled by continued increases in sales through existing and new distributors, as well as the addition of new retailers. In August we announced that Jones Soda Co. received a listing with Meijer Food Stores in the Midwest, and most recently, we received a listing with Uni-Marts, Inc., a 261 convenience store chain in the mid-Atlantic region of the United States and 15 California Costco stores. The support of these major retailers further demonstrates the ongoing popularity of Jones Soda across the nation. Finally, we also continued to drive our gross margin through gains from economies of scale and increased sales of higher margin products."

    Mr. van Stolk continued, "At the beginning fiscal 2000, we set out to accomplish a number of strategic initiatives. Our goals were to expand our product offering, increase our distributor base, secure distribution in major retail chains and relocate in the United States as well as conclude outstanding litigation against a former supplier. As we near the end of the year, we are pleased to report that we successfully accomplished these objectives. In doing so, we also incurred increased operating expenses along the way as we heightened our promotional and advertising efforts and further built our infrastructure to support a higher level of growth. And while we will continue to spend money to set the stage for long-term growth, we also believe we will begin to more effectively leverage these costs in fiscal 2001 and beyond."

    Mr. van Stolk concluded, "We have made great strides over the past couple years to diversify our business and create new and exciting growth vehicles to promote long-term prosperity. More importantly, we have achieved all of this while consistently growing our top line without sacrificing the integrity of our products or our brand name. In fact, we believe the Jones Soda name is stronger today than it has ever been in the past. We have truly evolved from a one-dimensional brand into a multi-dimensional, lifestyle company and now we are challenged to further capitalize on the many opportunities that lie ahead."

    Headquartered in Seattle, Washington, Jones Soda Co., manufactures its Jones Soda and Jones Soda Whoopass brands and sells it through its distribution network in select markets across North America. A leader in the premium soda category, Jones is known for its innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers and everywhere you'd never expect to find a soda.

    Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information involve risks and uncertainties that may affect the Company's actual results of operations. Statements contained in this release regarding the Company's anticipated future results of operations, and on the Company's ability to expand its Jones Soda and Jones Soda Whoopass brands are"forward-looking statements" as the phrase is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements by the Company are subject to certain risks, including future demand for Jones Soda and Jones Soda Whoopass, competition from other businesses providing similar products and the Company's ability to successfully execute its business strategy. Those risks and uncertainties are discussed in more detail in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

    (See attached Exhibits)

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
($US)

	Three Months Ended Sept. 30,		Nine Months Ended Sept. 30,
($US)	2000	1999	2000	1999
	(Unaudited)		(Unaudited)
Net Sales	$5,769,849	$3,543,019	$14,930,801	$9,242,073
Cost of Goods Sold	3,404,225	2,265,096	8,910,972	6,185,297
Gross Profit	2,365,624	1,277,923	6,019,829	3,056,775
Gross Margin	41.0%	36.1%	40.3%	33.1%
Operating Expenses:
Promotion and Selling	2,624,228	893,644	5,229,216	2,158,204
General & Admin.	884,751	330,134	1,998,220	958,779
Dep'n & Amortization	54,867	56,019	170,874	164,216
Total operating expenses	3,581,846	1,279,797	7,398,310	3,281,199
Operating income (loss)	(1,216,222)	(1,874)	(1,378,481)	(224,424)
Other income (expense)	8,959	31,909	42,888	51,845
Settlement — litigation	4,275,231	—	4,275,231	—
Net income (loss)	$3,067,968	$30,333	$2,939,638	$(172,579)

Basic Income (Loss) per share	$0.18	0.01	$0.17	$(0.01)

Diluted Income (Loss) per share	$0.17	$0.01	$0.16	$(0.01)

JONES SODA CO.
CONSOLIDATED BALANCE SHEET
(Unaudited—US$)

($US)

	Sept. 30, 2000	Sept. 30, 1999
ASSETS
Current Assets	$9,080,937	$4,488,459
Capital Assets	627,001	597,168
Intangible Assets	135,031	293,463
	$9,842,969	$5,379,090

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities	$4,375,260	$2,184,967
Capital Lease Obligations	86,509	69,051
Shareholders' Equity	5,381,200	3,125,072
	$9,842,969	$5,379,090

For further information, contact:
Jennifer Cue, Jones Soda Co.
(206) 624-3357 or jencue@jonessoda.com

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